Exhibit 99.2

The following risk factors from Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 have been restated as follows, to reflect the sale of Lyondell’s worldwide inorganic chemicals business on May 15, 2007.

For clarity, in the following risk factors:

•	“Lyondell” refers to Lyondell Chemical Company and its consolidated subsidiaries,

•	“LCC” refers to Lyondell Chemical Company without its consolidated subsidiaries,

•	in some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium,

•	“Equistar” refers to Equistar Chemicals, LP and its consolidated subsidiaries,

•	“Millennium” refers to Millennium Chemicals Inc. and its consolidated subsidiaries, and

•	“Houston Refining” refers to Houston Refining LP (formerly known as LYONDELL-CITGO Refining LP or LCR).

Risks Relating to the Businesses

External factors beyond Lyondell’s control can cause fluctuations in demand for Lyondell’s products and in its prices and margins, which may result in lower operating results.

External factors beyond Lyondell’s control can cause volatility in the price of raw materials and other operating costs, as well as significant fluctuations in demand for Lyondell’s products and can magnify the impact of economic cycles on its businesses. Examples of external factors include:

•	supply of and demand for crude oil and other raw materials;

•	changes in customer buying patterns and demand for Lyondell’s products;

•	general economic conditions;

•	domestic and international events and circumstances;

•	competitor actions;

•	governmental regulation in the U.S. and abroad; and

•	severe weather and natural disasters.

Lyondell believes that events in the Middle East have had an impact on its businesses in recent years and may continue to do so. In addition, a number of Lyondell’s products are highly dependent on durable goods markets, such as the housing and automotive markets, which also are cyclical and impacted by many of the external factors referenced above. Many of Lyondell’s products are components of other chemical products that, in turn, are subject to the supply-demand balance of both the chemical and refining industries and general economic conditions. The global economy has remained strong, with relatively stable demand for Lyondell’s products resulting in improved operating results compared to previous years as operations have remained at high capacity for the majority of Lyondell’s products. This has occurred even as the volatility and elevated level of prices for crude oil and natural gas have resulted in increased raw material costs. However, the impact of the factors cited above and others may once again cause a slowdown in the business cycle, reducing demand and lowering operating rates and, ultimately, reducing profitability.

Lyondell’s operations and assets are subject to extensive environmental, health and safety and other laws and regulations, which could result in material costs or liabilities.

Lyondell cannot predict with certainty the extent of future liabilities and costs under environmental, health and safety and other laws and regulations and whether liabilities and costs will be material. Lyondell also may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at its facilities or chemicals that it manufactures, handles or owns. In addition, because Lyondell’s chemical products are components of a variety of other end-use products, Lyondell, along with other members of the chemical industry, is inherently subject to potential claims related to those end-use products. Although claims of the types described above have not historically had a material impact on Lyondell’s operations, a substantial increase in the success of these types of claims could result in the expenditure of a significant amount of cash by Lyondell to pay claims, and could reduce its operating results.

Lyondell (together with the industries in which it operates) is subject to extensive national, state and local environmental laws and regulations concerning, and is required to have permits and licenses regulating, emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, some of these laws and regulations require Lyondell to meet specific financial responsibility requirements. Lyondell cannot accurately predict future developments, such as increasingly strict environmental laws, and inspection and enforcement policies, as well as higher compliance costs, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in Lyondell’s operations and products, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the costs and risks described above, Lyondell does not expect that it will be affected differently than the rest of the chemical and refining industries where its facilities are located.

Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities, the costs of transportation and storage of raw materials and finished products and the costs of the storage and disposal of wastewater. Also, U.S. “Superfund” statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including Lyondell) may be required to bear all of such costs regardless of fault, the legality of the original disposal or ownership of the disposal site. In addition, similar environmental laws and regulations that have been or may be enacted in countries outside of the U.S. may impose similar liabilities and costs upon Lyondell.

Lyondell has on-site solid-waste management units at several facilities. It is anticipated that corrective measures will be necessary to comply with federal and state requirements with respect to these facilities. Lyondell also has liabilities under the Resource Conservation and Recovery Act and various state and non-U.S. government regulations related to several current and former plant sites. Lyondell also is responsible for a portion of the remediation of certain off-site waste disposal facilities. Lyondell is contributing funds to the cleanup of several waste sites throughout the U.S. under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the Superfund Amendments and Reauthorization Act of 1986, including the Kalamazoo River Superfund Site discussed below. Lyondell also has been named as a potentially responsible party at several other sites. Lyondell’s policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimated costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and the allocation of costs among the potentially responsible parties under applicable statutes. For further discussion regarding Lyondell’s environmental matters and related accruals (including those discussed in this risk factor), and environmentally-related capital expenditures, see also Note 14 to the Consolidated Financial Statements in

Lyondell’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and “Item 1. Business—Environmental Capital Expenditures,” “Item 3. Legal Proceedings—Environmental Matters,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” and Note 20 to the Consolidated Financial Statements in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2006. If actual expenditures exceed the amounts accrued, that could have an adverse effect on Lyondell’s results of operations and financial position.

Kalamazoo River Superfund Site—Lyondell acquired Millennium on November 30, 2004. A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. Litigation concerning the matter commenced in December 1987 but was subsequently stayed and is being addressed under CERCLA. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of March 31, 2007, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, in 2004, Lyondell recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of bank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. At March 31, 2007, the balance of this liability was $57 million.

In addition, in 2004, Lyondell recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At March 31, 2007, the balance of the liability was $48 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs. Millennium’s ultimate liability for the Kalamazoo River Superfund Site is not affected by the sale of the inorganic chemicals business, which closed on May 15, 2007.

Other regulatory requirements—In addition to the matters described above, Lyondell is subject to other material regulatory requirements that could result in higher operating costs, such as regulatory requirements relating to the security of chemical and refining facilities, and the transportation, exportation or registration of products. Although Lyondell has compliance programs and other processes intended to ensure compliance with all such regulations, Lyondell is subject to the risk that its compliance with such regulations could be challenged. Non-compliance with certain of these regulations could result in the incurrence of additional costs, penalties or assessments that could be significant.

Proceedings related to the alleged exposure to lead-based paints and lead pigments could require Millennium to spend material amounts in litigation and settlement costs and judgments.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The plaintiffs include individuals and governmental entities, and seek recovery under a variety of theories, including negligence, failure to warn, breach of warranty, conspiracy, market share liability, fraud, misrepresentation and nuisance. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. These legal proceedings are in various trial stages and post-dismissal settings, some of which are on appeal. One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary, Millennium Holdings, LLC, and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. On February 26, 2007, the court issued its decision denying the post-verdict motions of the defendants, including Millennium, for a mistrial or a new trial. The court concluded that it would enter an order of abatement and appoint a special master to assist the court in determining the scope of the abatement remedy. On March 16, 2007, the court entered a final judgment on the jury’s verdict. On March 20, 2007, Millennium filed its notice of appeal with the Rhode Island Supreme Court.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Additional lead-based paint and lead pigment litigation may be filed against Millennium in the future asserting similar or different legal theories and seeking similar or different types of damages and relief, and any adverse court rulings or determinations of liability, among other factors, could affect this litigation by encouraging an increase in the number of future claims and proceedings. In addition, from time to time, legislation and administrative regulations have been enacted or proposed to impose obligations on present and former manufacturers of lead-based paint and lead pigment respecting asserted health concerns associated with such products or to overturn successful court decisions. Lyondell is unable to predict the outcome of lead-based paint and lead pigment litigation, the number or nature of possible future claims and proceedings, and the effect that any legislation and/or administrative regulations may have on Millennium and, therefore, Lyondell. In addition, Lyondell cannot reasonably estimate the scope or amount of the costs and potential liabilities related to such litigation, or any such legislation and regulations. Thus, any liability Millennium incurs with respect to pending or future lead-based paint or lead pigment litigation, or any legislation or regulations could, to the extent not covered or reduced by insurance or other recoveries, have a material impact on Millennium’s and, therefore, Lyondell’s results of operations. In addition, Lyondell has not accrued any liabilities for judgments or settlements against Millennium resulting from lead-based paint and lead pigment litigation. Any liability that Millennium may ultimately incur with respect to lead-based paint and lead pigment litigation is not affected by the sale of the inorganic chemicals business, which closed on May 15, 2007. See “Item 1. Legal Proceedings” in Lyondell’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and “Item 3. Legal Proceedings—Litigation Matters” in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2006 for additional discussion regarding lead-based paint and lead pigment litigation.

Interruptions of operations at Lyondell’s facilities may result in liabilities or lower operating results.

Lyondell owns and operates large-scale chemical and refining facilities, and Lyondell’s operating results are dependent on the continued operation of its various production facilities and the ability to complete construction and maintenance projects on schedule. Material operating interruptions at Lyondell’s facilities, including, but not limited to, interruptions caused by the events described below, may materially reduce the productivity and profitability of a particular manufacturing facility, or Lyondell as a whole, during and after the period of such operational difficulties.

In addition, because Lyondell’s refinery located in Houston, Texas is Lyondell’s only refining operation, an outage at the refinery could have a particularly negative impact on Lyondell’s operating results. Unlike Lyondell’s PO and ethylene production facilities, which may at times have sufficient excess capacity to mitigate the negative impact of lost production at another similar Lyondell facility, Lyondell does not have the ability to increase refining production elsewhere in an effort to mitigate the negative impact on operating results resulting from an outage at the refinery.

Although Lyondell takes precautions to enhance the safety of its operations and minimize the risk of disruptions, its operations, along with the operations of other members of the chemical and refining industries, are subject to hazards inherent in chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes. These potential hazards include:

•	pipeline leaks and ruptures;

•	explosions;

•	fires;

•	severe weather and natural disasters;

•	mechanical failure;

•	unscheduled downtimes;

•	supplier disruptions;

•	labor shortages or other labor difficulties;

•	transportation interruptions;

•	remediation complications;

•	chemical spills;

•	discharges or releases of toxic or hazardous substances or gases;

•	storage tank leaks;

•	other environmental risks; and

•	terrorist acts.

Some of these hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, Lyondell also will continue to be subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters.

Lyondell maintains property, business interruption and casualty insurance that it believes are in accordance with customary industry practices, but it is not fully insured against all potential hazards incident to its businesses, including losses resulting from natural disasters, war risks or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and, in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If Lyondell was to incur a significant liability for which it was not fully insured, Lyondell might not be able to finance the amount of the uninsured liability on terms acceptable to it or at all, and might be obligated to divert a significant portion of its cash flow from normal business operations.

Lyondell pursues acquisitions, dispositions and joint ventures, which may not yield the expected benefits.

Lyondell seeks opportunities to generate value through business combinations, purchases and sales of assets and contractual arrangements or joint ventures. For example, on May 15, 2007, Lyondell sold its worldwide inorganic chemicals business to the Natural Titanium Dioxide Co. Ltd. (Cristal) and received $1.143 billion in cash, in addition to the assumption by Cristal of specified liabilities. Transactions that Lyondell pursues may be intended to, among other things, result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. These transactions may be financed by the issuance of equity securities or, to the extent permitted by applicable debt covenants, additional borrowings by Lyondell. For example, Lyondell’s August 2006 acquisition of CITGO’s interests in Houston Refining was financed by Lyondell through debt financing. Although these transactions may be expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized, they could reduce Lyondell’s operating results in the short term because of the costs, charges and financing arrangements associated with such transactions or the benefits of a transaction may not be realized to the extent anticipated. Other transactions may advance future cash flows from some of Lyondell’s businesses, thereby yielding increased short-term liquidity, but consequently resulting in lower cash flows from these operations over the longer term.

Risks Relating to Debt

Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt.

LCC’s Debt and Accounts Receivable Facility—LCC’s credit facility, indentures and accounts receivable sales facility contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, purchase of equity, payments on indebtedness, affiliate transactions, accounts receivable securitizations, sales of assets and mergers. In addition, the revolving credit facility contains covenants that require the maintenance of specified financial ratios: (1) the Interest Coverage Ratio (as defined) at the end of each fiscal quarter may not be less than 2.75 and (2) the ratio of Senior Secured Debt (as defined) at any date to Adjusted EBITDA (as defined) for the period of four consecutive fiscal quarters most recently ended on or prior to such date may not exceed 2.75.

Millennium’s debt—Millennium’s indentures contain covenants that, subject to exceptions, restrict, among other things, dividends, debt incurrence, lien incurrence, investments, sale and leaseback transactions, sales of assets, affiliate transactions, mergers, accounts receivable securitization transactions, purchase of equity and payments on indebtedness. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Millennium’s indentures also contain covenants that require the maintenance of specified financial ratios: (1) the Leverage Ratio (as defined) is required to be less than 4.50 to 1 and (2) the Interest Coverage Ratio (as defined) for any period of four consecutive fiscal quarters is required to be equal to or greater than 2.25 to 1.

Equistar’s debt and accounts receivable facility—Equistar has an inventory-based revolving credit facility and an accounts receivable sales facility. Both of these facilities and Equistar’s indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, dividends, sales of assets, investments, accounts receivable securitizations, purchase of equity, payments on indebtedness, affiliate transactions, sales and leaseback transactions and mergers. Equistar’s credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio (as defined) is less than 1.75 to 1. Equistar met this ratio as of March 31, 2007.

Effects of a breach—A breach by LCC, Millennium or Equistar of any of the covenants or other requirements in their respective debt instruments could (1) permit that entity’s note holders or lenders to declare the outstanding debt under the breached debt instrument due and payable, (2) permit that entity’s lenders under that credit facility to terminate future lending commitments and (3) permit acceleration of that entity’s other debt instruments that contain cross-default or cross-acceleration provisions. The respective debt agreements of LCC, Millennium and Equistar contain various event of default and cross-default provisions. Furthermore, a default under Equistar’s debt instruments could constitute a cross-default under LCC’s credit facility, which, under specified circumstances, would then constitute a default under LCC’s indentures. It is not likely that LCC, Millennium or Equistar, as the case may be, would have, or be able to obtain, sufficient funds to make these accelerated payments. In that event, the breaching entity’s lenders could proceed against any assets that secure their debt. Similarly, the breach by LCC or Equistar of covenants in their respective accounts receivable sales facilities would permit the counterparties under the facility to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing the entity’s liquidity. In addition, if Lyondell were unable generally to pay its debts as they become due, PDVSA Oil would have the right to terminate the crude oil contract. See “Changes to the crude oil contract with PDVSA Oil subject Lyondell to increased volatility and price fluctuations, which could adversely affect Lyondell. The crude oil contract also is subject to the risk of enforcing contracts against non-U.S. affiliates of a sovereign nation and political, force majeure and other risks” under “Item 1A. Risk Factors” in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2006.